Press Release                                      Source: Fortis Enterprises

Fortis Announces ASCR Membership and New Website
Tuesday July 29, 4:05 pm ET

ALTAMONTE SPRINGS, Fla.--(BUSINESS WIRE)--July 29, 2003--Fortis Enterprises (OTCBB:FRTE - News) announced today that the Company has joined the Association of Specialists in Cleaning and Restoration (ASCR). Additionally, Fortis announced the Company's new presence on the World Wide Web with the launch of its website at http://www.fortisenterprises.com

Fortis Enterprises believes that by joining and maintaining a membership in ASCR that the Company will be provided with additional key resources and industry support. ASCR is a professional association comprising of more than 1,300 member organizations, representing over 20,000 cleaning and restoration professionals. Fortis Enterprises management feels propitious that the Company was provided the opportunity to join ASCR as a new member.

Fortis Enterprises (OTCBB:FRTE - News) is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol FRTE. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets. More information is available about Fortis Enterprises at http://www.fortisenterprises.com

FRTE believes that it can achieve both profitability and overall revenue growth by "rolling up" smaller individually owned restoration companies under the "umbrella" of Fortis Enterprises as the parent company. The Company intends to achieve growth through mergers and acquisitions of small to mid-sized cleaning and restoration services companies throughout the United States.

About ASCR - The Association of Specialists in Cleaning and Restoration, located in Millersville, Maryland, is an international trade association in the cleaning and restoration industry. ASCR has more than 1,300 national and international member firms specializing in cleaning, treating, and repairing damaged buildings and their contents. ASCR is comprised of five institutes:
The Water Loss Institute, The National Institute of Disaster Restoration, The Mechanical Systems Hygiene Institute, The National Institute of Rug Cleaning, and The Carpet and Upholstery Cleaning Institute. More information is available on the ASCR website http://www.ASCR.org

For up to date corporate information about Fortis Enterprises, contact Stephen W. Carnes at 407-435-3959. E-mail: info@fortisenterprises.com

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements.

Contact:
     Fortis Enterprises, Altamonte Springs
     Stephen W. Carnes, 407/435-3959
     E-mail: info@fortisenterprises.com

Source: Fortis Enterprises